Exhibit 99.1

NII HOLDINGS ANNOUNCES
PROPOSED OFFERING OF SENIOR NOTES

RESTON, VA, May 16, 2013 - NII Holdings, Inc. [NASDAQ: NIHD] today announced its intention to offer, through its wholly owned subsidiary NII International Telecom S.C.A., approximately $500 million principal amount of senior notes due 2019 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions pursuant to Regulation S under the Securities Act. The notes will be issued by NII International Telecom S.C.A., a partnership limited by shares organized and established under the laws of Luxembourg, and guaranteed by NII Holdings.

NII intends to use the net proceeds from the notes offering to fund the payment in full of its Mexico bank loan and the remaining net proceeds to repay a portion of one of its Brazil bank loans.

The notes being offered have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words.  Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable.  These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company's securities, the performance of the company's business and other risks detailed from time-to-time in the company's filings with the Securities and Exchange Commission.  There is no assurance that NII Holdings, Inc. will complete the sale of the notes.

Media Contacts:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA. 20190
(703) 390-5100
www.nii.com

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia Restrepo
(786) 251-7020
claudia.restrepo@nii.com